August 5, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 2, 2002, of A.B. Watley Group Inc. and are in agreement with the statements contained therein, except for the last sentence of paragraph 4, for which we have no basis to agree or disagree.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the 4th paragraph therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2001 financial statements.



                                                   /s/  Ernst & Young LLP
                                                        Ernst & Young LLP